News from

Buckeye

FOR IMMEDIATE RELEASE

Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE INITIATES FIRST EVER QUARTERLY CASH DIVIDEND

MEMPHIS, TN August 3, 2010 - Buckeye Technologies Inc. (NYSE:BKI) today announced that its Board of Directors has declared its first regular quarterly cash dividend in the amount of $0.04 per common share payable on September 15, 2010 to shareholders of record as of the close of business on August 16, 2010.

Chairman and Chief Executive Officer John B. Crowe, said "We are pleased to be able to initiate a regular dividend for the first time in the Company’s history.  As we have discussed in recent quarterly earnings calls, Buckeye is now well positioned to take a more balanced approach in its allocation of capital as a result of the success we have had over the last several years in reducing our debt and growing our cash flow.  In July, we have reduced our total debt well below the bottom end of our target debt range of $200 - $250 million.   In addition, this fall we will complete the first phase of our Foley energy independence project and expect to begin realizing savings from this project in the first quarter of calendar 2011.  The dividend amounts to approximately $6.5 million on an annual basis, which represents a payout ratio based on adjusted fiscal 2010 net income (excluding special items) of 18%.  This in essence is cash flow that was formerly used to reduce our debt and pay our interest expense and now will be used to return cash to shareholders.”

Mr. Crowe continued, “Our objectives for returning cash to shareholders in the form of dividends are to increase shareholder returns and to broaden our shareholder base.  We expect that Buckeye will continue to generate cash flow from operations sufficient to pay this dividend and grow it over time while also continuing to invest in high-return projects and growth opportunities.  Repurchasing shares continues to be another option, subject to market conditions and bond covenant restrictions.  Our objective with share repurchases would be to increase shareholder value by generating returns greater than our cost of capital.  Currently, we have authorization to repurchase 5.6 million shares, and we would anticipate that any stock repurchases would be made from time to time on an opportunistic basis through open market purchases.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the Company's intention and ability to generate cash flow to pay dividends and repurchase stock in the future, the completion of the Foley energy independence project and expected savings from that project. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict.  Actual results could differ materially from those projected as a result of certain factors, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could affect the Company and the statements contained herein, please refer to the Company’s Annual Report on Form 10-K and other periodic filings that it makes from time to time with the Securities and Exchange Commission.